Exhibit 10.5

BSB Bancorp, Inc.

AMENDMENT TO SECTION 8.03(d)

OF

1996 LONG-TERM INCENTIVE AND CAPITAL ACCUMULATION PLAN

RESOLVED, that with respect to all options previously granted to any individual and to all options granted in the future to any individual, the period in which options may be exercised shall be that period established as the permissible time period for directors, Section 16 Officers and key employees of the Company or its subsidiaries to trade in the Company’s securities under the Company’s Insider Trading Policy for federal securities law, unless the Committee shall determine otherwise.

The amendment to Section 8.03(d) was duly adopted and approved by the Board of Directors of BSB Bancorp, Inc. by resolution at a meeting held on the 25th day of November 2002.

/s/ LARRY G. DENNISTON

Larry G. Denniston Senior Vice President and Corporate Secretary